Exhibit 5.1

March 27, 2024

Alpha Teknova, Inc.

2451 Bert Dr.

Hollister, CA 95023

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Alpha Teknova, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the registration statement on Form S-8 to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”) to effect registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 1,951,664 shares (the “Shares”) of the Company’s common stock, $0.00001 par value per share (“Common Stock”), comprised of: (i) 1,631,753 shares of Common Stock issuable upon the vesting and exercise or settlement of awards to be granted by the Company pursuant to the Company’s 2021 Equity Incentive Plan (the “2021 Plan”); and (ii) 319,911 shares of Common Stock issuable upon the exercise of purchase rights to be granted by the Company pursuant to the 2021 Employee Stock Purchase Plan (the “ESPP” and, together with the 2021 Plan, the “Plans”).

As such counsel and for purposes of our opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company and corporate records furnished to us by the Company, and have reviewed certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including, without limitation:

(i) the Registration Statement;

(ii) the Amended and Restated Certificate of Incorporation of the Company, as certified as of March 25, 2024 by the Office of the Secretary of State of the State of Delaware;

(iii) the Bylaws of the Company as presently in effect, as certified by an officer of the Company on March 27, 2024;

(iv) the Plans and the forms of award agreements related thereto that were attached as exhibits to the Registration Statement or otherwise incorporated by reference into the exhibits of the Registration Statement;

(v) a certificate, dated as of March 27, 2024, from the Office of the Secretary of State of the State of Delaware, as to the existence and good standing of the Company in the State of Delaware (the “Good Standing Certificate”); and

Alpha Teknova, Inc.

March 27, 2024

(vi) the resolutions adopted by the board of directors of the Company and by the stockholders of the Company regarding the Plans and other matters related thereto, as certified by an officer of the Company on March 27, 2024.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth in this opinion letter.

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to originals thereof, and that such originals are authentic and complete; (iv) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing except as has been disclosed to us in writing; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct; (viii) that there has not been any change in the good standing status of the Company from that reported in the Good Standing Certificate; and (ix) that each of the officers and directors of the Company has properly exercised his or her fiduciary duties. As to all questions of fact material to this opinion letter, and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation or verification) upon representations and certificates or comparable documents of officers and representatives of the Company. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain legal matters and issues without the assistance of independent counsel. We have also assumed that (i) the individual issuances, grants, awards or grants of purchase rights under the 2021 Plan and (ii) the individual issuances or grants of purchase rights under the ESPP will be duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised in accordance with the requirements of law, the 2021 Plan and the agreements, forms of instrument, awards and grants duly adopted thereunder, and the ESPP and the subscription agreements duly adopted thereunder.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares are duly authorized and, when issued and sold as described in the Registration Statement and in accordance with the Plans and (i) the applicable award agreements or forms of instrument evidencing purchase rights under the 2021 Plan and (ii) the applicable subscription agreements under the ESPP (including the receipt by the Company of the full consideration therefor), will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, as in effect on the date of this opinion letter.

Alpha Teknova, Inc.

March 27, 2024

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

This opinion letter is rendered solely in connection with the issuance and delivery of the Shares as described in the Registration Statement and in accordance with the terms of (i) the 2021 Plan and the applicable award agreement or form of instrument evidencing purchase rights thereunder and (ii) the ESPP and the subscription agreements thereunder. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein after the effectiveness of the Registration Statement even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP